Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Dime Community Bancshares, Inc. [DCOM]
Date of Event Requiring Statement:	January 31, 2025

Exhibit 99.1

Explanation of Responses

1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Partners, L.L.C. (“Partners”), and Basswood Strategic Financial Fund, LP (“BSFF”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BSFF, Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, LP (“BFF LP”), Basswood Financial Long Only Fund, LP (“BFLOF”), and Basswood Financial Fund, Ltd. (“BFF LTD”) (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. PARTNERS IS THE GENERAL PARTNER OF bff LP, bop, bflof, AND bsff, AND may be deemed to have a pecuniary interest in the Common Stock held directly by BFF LP, BOP, BFLOF, and BSFF.  Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. BCM also disclaims beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Matthew Lindenbaum, a managing member of BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.

2.	Common Stock held directly by BSFF. BSFF was previously known as “Basswood International Long Only Fund, LP.”
3.	The original Form 4, filed on February 4, 2024, did not identify Partners or BSFF as Reporting Persons. This amendment correctly identifies Partners and BSFF as Reporting Persons.
Remarks: